Exhibit 99.1

ERIEBANK Hires Bogardus as Vice President to Lead New Market Expansion

Area banking veteran will lead the efforts to expand services into Northeast Ohio

Ashtabula, OH – September 16, 2014

Dave J. Zimmer, Jr., President of ERIEBANK, recently announced the appointment of David Bogardus to the position of Vice President of Commercial Lending. In this position, Mr. Bogardus will focus on developing and maintaining both commercial and agriculture lending opportunities in the Ashtabula, Ohio region, a new market for ERIEBANK.

“Dave has 26 years of experience in commercial lending in the Northeast Ohio market, working with industrial, manufacturing and agricultural businesses,” Mr. Zimmer said. “His depth of experience and familiarity with the area makes him the ideal candidate to head up our expansion in this region.”

ERIEBANK targeted Northeast Ohio for its latest expansion based on the region’s economic composition and present financial service needs. Mr. Zimmer is confident that ERIEBANK will distinguish itself in the market with the local decision-making and exceptional level of service the community bank is known for. Mr. Bogardus will soon be located inside the new loan production office located at 4230 Lake Avenue in Ashtabula.

Dave Bogardus is a 1984 graduate of Warren Area High School. He earned his Bachelor of Science in Business Management from the University of Pittsburgh in 1988 and continued his education by receiving his Masters of Business Administration from Pennsylvania State University in 1994. Dave presently resides in Andover with his wife, Sarah, and three children, Jackson, Susan Adele, and Brielle.

“I am very excited to join the ERIEBANK team,” Mr. Bogardus said. “I have worked in this market for decades and believe that ERIEBANK can have a real, positive impact here. I am looking forward to showing the community what we can offer.”